EXHIBIT 21.1


                      OVERSEAS FILMGROUP, INC. SUBSIDIARIES

Alien Towers, Inc., a California corporation

Code 99 Productions, Inc., a California corporation

Intrastate Film Distributors, Inc., a Delaware corporation

Jacaranda Music, Inc., a Delaware corporation

Map Productions, Inc., a California corporation

Overseas Filmgroup (UK) Limited, a corporation organized under the laws of the United Kingdom

Walrus Pictures, Inc., a California corporation

                        MAP PRODUCTIONS, INC. SUBSIDIARY

Map Movies Canada, Inc., a corporation organized under the laws of Canada

                  OVERSEAS FILMGROUP (UK) LIMITED SUBSIDIARIES

Elphich Limited, a corporation organized under the laws of the United Kingdom

OFG Films Limited, a corporation organized under the laws of the Island of Jersey